Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-71344, No. 33-61512, and No. 333-9997 and Forms S-8 No. 33-55022, No. 33-56193, No. 33-61835, No. 333-04289, No. 333-27157, No. 333-112877, No. 333-112878, No. 333-112879, No. 333-112880 and No. 333-77457), as amended, of Brunswick Corporation and in the related Prospectus of our report dated January 26, 2004, with respect to the 2003 and 2002 consolidated financial statements and schedule of Brunswick Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Chicago, Illinois
February 27, 2004